Twitter Space – HODL ETF: Why We're Donating 5% of Profits to Brink DIGITAL ASSETS February 7, 2024 / 11:00 a.m. ET The VanEck Bitcoin Trust (HODL) will donate 5% of ETF profits for at least 10 years to Brink, a nonprofit that supports the Bitcoin protocol, networks, and developers. Join Matthew Sigel, Director of Digital Assets Research, and Kyle DaCruz, Director of Digital Assets Product, for a live Twitter Space with members of Brink. They’ll discuss: How VanEck’s history in Bitcoin made this opportunity possible Why Brink’s work is crucial to the Bitcoin community and how they operate The intersection between traditional asset management and crypto-native talent Listen Now What's Trending EMERGING MARKETS BONDS BLOG Fiscal Dominance: The Clarifying Lens for EM (and DM) Bonds Read Blog | Find Related Insights THEMATIC INVESTING BLOG Semiconductor Outlook: 2024 Investor Guide Read Blog | Find Related Insights DIGITAL ASSETS BLOG The Investment Case for Bitcoin Read Blog | Find Related Insights Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 February 7, 2024

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IMPORTANT DEFINITIONS & DISCLOSURES Bitcoin (BTC) is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer-to-peer bitcoin network without the need for intermediaries. This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments or digital assets mentioned herein. The information presented does not involve the rendering of personalized investment, financial, legal, tax advice, or any call to action. Certain statements contained herein may constitute projections, forecasts and other forward-looking statements, which do not reflect actual results, are for illustrative purposes only, are valid as of the date of this communication, and are subject to change without notice. Actual future performance of any assets or industries mentioned is unknown. Information provided by third party sources are believed to be reliable and have not been independently verified for accuracy or completeness and cannot be guaranteed. VanEck does not guarantee the accuracy of third party data. The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its other employees. The material must be preceded or accompanied by a prospectus. An investment in the Trust may not be suitable for all investors. Before investing you should carefully consider the VanEck Bitcoin Trust's (the "Trust") investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin is highly volatile, and the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust's investment objective is to reflect the performance of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation. All investing is subject to risk, including the possible loss of the money you invest. As with any investment strategy, there is no guarantee that investment objectives will be met and investors may lose money. Diversification does not ensure a profit or protect against a loss in a declining market. Past performance is no guarantee of future results.

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